Exhibit 99

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809 (Tel)
(651) 225-3123 (Fax)

ECOLAB ANNOUNCES LEADERSHIP TRANSITION

Schuman to remain Chairman of the Board

Baker, President and COO, to become CEO July 1, 2004

ST. PAUL, Minn., March 1, 2004:   The Board of Directors of Ecolab Inc. today announced its leadership transition plan.  Douglas M. Baker, Jr., currently Ecolab’s President and Chief Operating Officer, will succeed Allan L. Schuman as Chief Executive Officer, effective July 1, 2004.  Baker was also elected to Ecolab’s Board of Directors, effective immediately.  Schuman will remain Chairman of the Board; the Board anticipates he will remain as Chairman until at least December 31, 2005.

“Al Schuman has been an outstanding CEO for Ecolab,” said Jerry W. Levin, Chair of the Ecolab Board’s Governance Committee and Chairman and CEO of American Household, Inc.  “Al has given 47 years of service to Ecolab, including the past nine years as CEO.

“Al’s in-depth knowledge of Ecolab and its industry, along with his bold, charismatic leadership style, allowed him to lead the company to its greatest financial achievements, as it outperformed its markets and the S&P 500.  This yielded outstanding and consistent returns throughout his tenure.

“Ensuring a smooth transition is one of the foremost responsibilities of the Board of Directors.  Replacing an extraordinarily strong and successful CEO like Al presented us with a particularly challenging task.  We have worked closely with Al on management succession for the past few years.  We are excited to have Doug Baker ready to take over as CEO, and equally excited

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to have Al agree to remain as Chairman of the Board.  There are no two individuals in the world better poised to transition the company into a new era.”

Commenting on his appointment, Baker said, “I am extremely honored by the Board’s confidence in me, and I look forward to continuing to work with Al.  He built the Ecolab we know today and set a very strong vision and strategy for our company’s future.  We hold exactly the same vision for Ecolab and share exactly the same belief in Ecolab’s culture as the foundation of our success and continued growth.  I am tremendously excited by the opportunity to serve Ecolab, its shareholders and all of its dedicated associates worldwide in this leadership position, and I look forward to continuing Ecolab’s strong performance record.”

He added, “Ecolab has never been better positioned to meet our customers’ food safety and sanitation needs around the world.  Ecolab has a very exciting future ahead of it, and I am proud to play a key role in making it happen.”

Baker, 45, joined Ecolab in 1989 as a marketing director in the Institutional Division.  Since then, he has held a series of positions with increasing responsibility, including Vice President and General Manager of Kay, and Senior Vice President of the Institutional Sector.  He has been Ecolab’s President and Chief Operating Officer since 2002.

Schuman, 69, has been Ecolab’s Chief Executive Officer since 1995.  Under his leadership, the company’s annual sales tripled to $3.8 billion.  Earnings per share grew at a 15% compound growth rate, while Ecolab’s market capitalization quintupled to $7.1 billion.

Commenting on Baker’s promotion, Schuman said, “I am extremely pleased by the Board’s decision.  I have worked closely with Doug during his 15-year tenure with Ecolab, particularly so during the last three years, and know that he will do a tremendous job as CEO.  Doug and I are fortunate to have the time to thoughtfully work through the leadership transition, doing so in a manner that will ensure the business will continue to achieve its aggressive growth plans.”

Schuman added, “I have been privileged to spend my entire career with Ecolab and to be CEO for the past nine years.  During my career, I have seen the company grow from $15 million in sales to last year’s record revenues of $3.8 billion.  I’m very proud of everything we have accomplished.  I’ve come to love this business, our customers, and the wonderful men and women who are a part of the Ecolab family.”

Schuman said he believes Ecolab’s growth prospects have never been better.

“Ecolab’s board and leadership team are very strong.  The 20,000-plus men and women who make Ecolab so special are committed and passionate about our future.  Most importantly, I know that the culture that we have built – the spirit, pride, determination, commitment, passion and integrity of Ecolab – will continue to keep this great company on course well into the future.  I am excited at the prospect of being involved in the transition and being involved in key strategic issues such as culture, innovation, and mergers and acquisitions.”

Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products for the hospitality, foodservice, institutional and industrial markets.  Ecolab shares are traded on the New York Stock Exchange under the symbol ECL.

Ecolab news releases and other investor information are available on the Internet at www.ecolab.com.

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